UMH PROPERTIES, INC.

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 14, 2007

Notice is hereby given that the Annual Meeting of Stockholders (Annual Meeting) of UMH Properties, Inc. (the Company) will be held Thursday, June 14, 2007, at 4:00 p.m. at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes:

1.

To elect two Directors, the names of whom are set forth in the accompanying Proxy Statement, to serve for a three-year term;

2.

To approve the selection by the Board of Directors of the appointment of Reznick Group, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

3.

To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The books containing the minutes of the last Annual Meeting of Stockholders, and the minutes of all meetings of the Directors since the last Annual Meeting of Stockholders, will be presented at the Annual Meeting for the inspection of the stockholders.  Only stockholders of record at the close of business on May 7, 2007 will be entitled to vote at the Annual Meeting and at any adjournments thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE  BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS

ELIZABETH CHIARELLA

SECRETARY

May 18, 2007

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

__________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 14, 2007

__________

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of UMH Properties, Inc. (the Company) of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 14, 2007, and at any adjournments thereof, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.  This Proxy Statement and the accompanying Proxy card are being distributed on or about May 18, 2007 to stockholders of record on May 7, 2007.

A copy of the Annual Report, including financial statements, is being mailed herewith.

Any stockholder giving the accompanying proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy card bearing a later date, or by appearing at the meeting and voting in person.  Shares represented by properly executed proxies will be voted as specified thereon by the stockholder.  Unless the stockholder specifies otherwise, such proxies will be voted FOR the proposals set forth in the Notice of Annual Meeting.

The cost of preparing, assembling and mailing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the Company.  The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

VOTING RIGHTS

Only holders of the Company’s $.10 par value common stock (Common Stock) of record as of the close of business on May 7, 2007, are entitled to vote at the Annual Meeting.  As of the record date, there were issued and outstanding 10,460,916 shares of Common Stock, each share being entitled to one vote on any matter which may properly come before the Annual Meeting.  Said voting right is non-cumulative.  The holders of a majority of the outstanding shares of Common Stock shall constitute a quorum.  An affirmative vote of a majority of the votes cast by the holders of the Common Stock is required for approval of Proposals 1 and 2.

PROPOSAL 1

ELECTION OF DIRECTORS

Two persons have been nominated by the Nominating Committee to serve on the Board of Directors of the Company.  Your proxy will be voted for the election of the two nominees named in this proxy statement, one of whom is a member of the present Board of Directors and the other is a new nominee, to serve for a three-year term, unless you specifically withhold your authority.  All nominees have agreed to serve, if elected, for the new term.  If for any reason any of the nominees becomes unavailable for election, your proxy will be voted for any substitute nominee who may be selected by the Board of Directors prior to or at the meeting, or, if no substitute is selected by the Board of Directors, for a motion to reduce the membership of the Board of Directors to the number of the nominees who are available to serve.  In the event the membership of the Board of Directors is reduced, it is anticipated that it would be restored to the original number at the next annual meeting.  In the event a vacancy occurs on the Board of Directors after the Annual Meeting, the Company’s Bylaws provide that any such vacancy will be filled for the unexpired term only by the affirmative vote of a majority of the remaining Directors in office.  The Company has no knowledge that any of the two nominees will become unavailable for election.

The proxies solicited cannot be voted for a greater number of persons than the nominees named.

Stephen B. Wolgin, a nominee for Director, is also a Director of Monmouth Capital Corporation and of Monmouth Real Estate Investment Corporation, both publicly-owned affiliates of the Company.  In addition, the Officers and Directors of the Company may engage in real estate transactions for their own account, which transactions may also be suitable for the Company.  In most respects, the activities of the Company, Monmouth Real Estate Investment Corporation, and Monmouth Capital Corporation are not in conflict, but rather complement each other.  However, the activities of the Officers and Directors of the Company on behalf of the other companies, or for their own account, may on occasion conflict with those of the Company and deprive the Company of favorable opportunities.  It is the opinion of the Officers and Directors of the Company that there have been no conflicting transactions since the beginning of the last fiscal year.

Robert G. Sampson, a long-time Director of the Company, has announced his retirement and will not stand for re-election.  He has served the Company with distinction.

The following table sets forth information regarding the Directors standing for election and the Directors whose terms continue beyond the Annual Meeting:

DIRECTORS STANDING FOR ELECTION

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

James E. Mitchell	66	Director. Attorney at Law; General Partner, Mitchell Partners, L.P. (1979 to present); President, Mitchell Capital Management, Inc. (1987 to present).	2001

Stephen B. Wolgin	53

New Nominee.    Principal of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New York; Director (2003 to present) of Monmouth Real Estate Investment Corporation, an affiliate of the Company; Director (2004 to present) of Monmouth Capital Corporation, an affiliate of the Company; Principal (2000) to 2003) of the Wolgin Group.

			New Nominee

DIRECTORS WHOSE TERMS EXPIRE IN 2008

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Richard H. Molke	80	Director. General Partner of Molke Family Limited Partnership (1994 to present).	1986

Eugene Rothenberg	74	Director. Retired physician. Director (2001 to present) of Monmouth Capital Corporation, an affiliate of the Company.	1977

DIRECTORS WHOSE TERMS EXPIRE IN 2009

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	48	Vice President and Chief Financial Officer (1995 to present) and Director. Certified Public Accountant. Vice President (2001 to present) and Director (1994 to present) of Monmouth Capital Corporation, an affiliate of the Company; controller (1991 to 2003), Chief Financial Officer (2003 to present) and Director (1993 to 2004) of Monmouth Real Estate Investment Corporation, an affiliate of the Company.	1995

Eugene W. Landy	73	Chairman of the Board (1995 to present), President (1969 to 1995) and Director. Attorney at Law; President and Director (1961 to present) of Monmouth Capital Corporation, an affiliate of the Company; President and Director (1968 to present) of Monmouth Real Estate Investment Corporation, an affiliate of the Company. Eugene W. Landy is the father of Samuel A. Landy.	1969

Samuel A. Landy	46	President (1995 to present), Vice President (1991 to 1995) and Director. Attorney at Law; Director (1994 to 2004) of Monmouth Capital Corporation, an affiliate of the Company; Director (1989 to present) of Monmouth Real Estate Investment Corporation, an affiliate of the Company. Samuel A. Landy is the son of Eugene W. Landy.	1992

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE TWO PERSONS STANDING FOR ELECTION NAMED ABOVE

Director Independence

After the annual meeting, the Company will have a Board of Directors consisting of seven members.  The Board of Directors has determined that four members, James E. Mitchell, Richard H. Molke, Eugene Rothenberg and Stephen B. Wolgin, are independent as defined by the rules of the Securities and Exchange Commission (SEC) and the listing standards of the American Stock Exchange (AMEX).  Three members, Anna T. Chew, Eugene W. Landy, and Samuel A. Landy, are not considered independent directors because of their employment as senior executives of the Company.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year.  No Director attended fewer than 75% of the meetings.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and discussing the independence of the independent registered public accounting firm.  It also oversees the internal audit function, legal and regulatory compliance and adherence to the Code of Business Conduct and Ethics, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters.  In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements.    The Audit Committee had four meetings during the fiscal year, including an executive session with the independent registered public accounting firm, in which management did not attend.

The current members of the Company’s Audit Committee are James E. Mitchell, Richard H. Molke and Eugene Rothenberg.  The Board has determined that each member of the Audit Committee is independent as defined by the rules of the SEC and the listing standards of the AMEX, and that each of them is able to read and understand fundamental financial statements.  The Board has also determined that James E. Mitchell is an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the rules of the AMEX.

Compensation Committee

The Compensation Committee evaluates the performance of the Chairman of the Board and the President in light of the Company’s goals and objectives, determines the executive officers’ compensation, which includes base salary and bonus, and administers the Company’s 2003 Stock Option Plan.  The Compensation Committee had one meeting during the last fiscal year.  The current members of the Compensation Committee are Richard H. Molke, Eugene Rothenberg, James E. Mitchell and Robert Sampson.  The Board intends to appoint Stephen B. Wolgin to the Compensation Committee after the Annual Meeting to replace Mr. Sampson who is retiring.  After the Annual Meeting, the members of the Compensation Committee will then consist of Richard H. Molke, Eugene Rothenberg, James E. Mitchell and Stephen B. Wolgin.  The Board has determined that each member of the new Compensation Committee is independent as defined by the rules of the SEC and the listing standards of the AMEX.

Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees.  The Nominating Committee had one meeting during the

last fiscal year.  The current members of the Nominating Committee are James E. Mitchell, Richard H. Molke and Eugene Rothenberg.   The Board of Directors has determined that each member of the Nominating Committee is an independent Director as defined by the rules of the SEC and the listing standards of the AMEX.  Our Nominating Committee does not operate under a written charter.

The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. The Nominating Committee will consider director candidates recommended by the Company's stockholders. Recommendations with regard to nominees for election to the Board of Directors may be submitted by any stockholder entitled to vote for the election of directors in writing, received by the Secretary of the Corporation at least 90 days but not more than 120 days prior to the first anniversary of the date on which the Company mailed its proxy materials for the prior year's annual meeting of stockholders.  Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of the Company which are beneficially owned by each such nominee, and (iv) such other information as required by the SEC pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (Exchange Act).

In connection with the formation of the Nominating Committee, the Company's Board of Directors established certain minimum qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Nominating Committee may consider a variety of other qualities and skills, including (i) the ability to exercise independent decision-making, (ii) the absence of conflicts of interest and, (iii) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and the Company's articles of incorporation and bylaws.

The Nominating Committee has established a process for identifying and evaluating nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chairman of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by stockholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contacts. To the extent feasible, all of the members of the Nominating Committee and the President will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Nominating Committee for final evaluation. The Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Nominating Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

Independent Director Meeting

The Company’s independent directors, as defined under the listing standards of the AMEX, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such times as may be deemed appropriate by the Company’s independent directors.  Any independent director may call an executive session of independent directors at any time.

Stockholder Communications

The Company has established procedures for stockholders to communicate with the Board of Directors on a confidential basis.   Stockholders who wish to communicate with the Board or with a particular director may send a letter to the Secretary of the Company at 3499 Route 9 North, Suite 3-C, Freehold, NJ  07728.  The mailing envelope must contain a clear notation indicating that the enclosed mailing is a “Stockholder-Board Communication” or “Stockholder-Director Communication”.  All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all of the members of the Board or just certain specified individual directors.  The Secretary will make copies of all such letters and circulate them to the directors addressed.  If a stockholder wishes the communication to be confidential, such stockholder must clearly indicate on the envelope that the communication is “Confidential”.  The Secretary will then forward such communication, unopened, to the intended recipient.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officers and principal financial officer.  This code is posted on our website at http://www.umh.com.  During 2006, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is proposed to approve the appointment of Reznick Group, P.C. as the Company’s independent registered public accounting firm for the purpose of making the annual audit of the books of account of the Company for the year ending December 31, 2007, and stockholder approval of said appointment is requested.  There are no affiliations between the Company and Reznick Group, P.C., its partners, associates or employees, other than its employment as the Company’s independent registered public accounting firm.  Reznick Group, P.C. informed the Company that it has no direct or indirect financial interest in the Company.  The Company expects a representative of Reznick Group, P.C. to be present at the Annual Meeting either to make a statement or to respond to appropriate questions.

The approval of the appointment of the Company’s independent registered public accounting firm must be by the affirmative vote of a majority of the votes cast at the Annual Meeting.  If the stockholders ratify the appointment, the Audit Committee may still, in its discretion, appoint a different independent public accounting firm at any time during the year 2007 if it concludes that such a change would be in the best interests of the Company.  If the stockholders fail to ratify the appointment, the Audit Committee will reconsider, but not necessarily rescind, the appointment of Reznick Group, P.C.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s common stock as of May 7, 2007 by:

•

each person known by the Company to beneficially own more than five percent of the Company’s outstanding shares;

•

the Company’s directors;

•

the Company’s executive officers; and

•

all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o UMH Properties, Inc., Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728.  In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within sixty (60) days of May 7, 2007 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other stockholders.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)

Anna T. Chew	134,325(3)	1.28%
Eugene W. Landy	1,032,476(4)	9.87%
Samuel A. Landy	462,993(5)	4.35%
Michael P. Landy	160,985(6)	1.54%
James E. Mitchell	170,711(7)	1.63%
Richard H. Molke	109,656(8)	1.05%
Eugene D. Rothenberg	82,478(9)	*
Robert G. Sampson	130,589(10)	1.25%
Stephen B. Wolgin (Nominee)	1,536(11)	*
Directors and Officers as a Group * Less than 1%	2,285,759	21.43%

___________________________

(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares listed.

(2)

Based on the number of shares outstanding on May 7, 2007, which was 10,460,916 shares.

 (3)

Includes (a) 104,325 shares owned jointly with Ms. Chew’s husband, (b) 7,948 shares held in Ms. Chew’s 401(k) Plan, and (c) 30,000 shares issuable upon exercise of stock options.   Excludes 10,000 shares issuable upon exercise of a stock option, which stock option is not exercisable until July 21, 2007.

 (4)

Includes (a) 103,554 shares owned by Mr. Landy’s wife, (b) 172,608 shares held by Landy Investments, Ltd. for which Mr. Landy has power to vote, (c) 73,213 shares held in the Landy & Landy Profit Sharing Plan of which Mr. Landy is a Trustee with power to vote, (d) 57,561 shares held in the Landy & Landy Pension Plan of which Mr. Landy is a Trustee with power to vote, (e) 50,000 shares held in the Eugene W. Landy Charitable Lead Annuity Trust, a charitable trust for which Mr. Landy has power to vote, and (f) 65,000 shares held in the Eugene W. Landy and Gloria Landy Family Foundation, a charitable trust for which Mr. Landy has power to vote.

(5)

Includes (a) 30,088 shares owned jointly with Mr. Landy’s wife, (b) 35,077 shares in custodial accounts for Mr. Landy’s minor children under the NJ Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote, (c) 6,221 shares in the Samuel Landy Limited Partnership, (d) 12,919 shares held in Mr. Landy’s 401(k) Plan, and (e) 175,000 shares issuable upon exercise of stock options.   Excludes 50,000 shares issuable upon exercise of a stock option, which stock option is not exercisable until January 3, 2008.

(6)

Includes (a) 6,381 shares owned by Mr. Landy’s wife, (b) 27,455 shares in custodial accounts for Mr. Landy’s minor children under the NJ Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote, and (c) 1,820 shares held in Mr. Landy’s 401(k) Plan..

(7)

Includes 135,709 shares held by Mitchell Partners in which Mr. Mitchell has a beneficial interest.

(8)

Includes 50,563 shares owned by Mr. Molke’s wife.

  (9)

Includes 56,878 shares held by Rothenberg Investments, Ltd. in which Dr. Rothenberg has a beneficial interest.

  (10)

Includes 48,492 shares held by Sampco Ltd. in which Mr. Sampson has a beneficial interest.

(11)

Includes 615 shares in custodial accounts for Mr. Wolgin’s minor children under the Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the "Committee") of the Board has been appointed to discharge the Board's responsibilities relating to the compensation of the Company's executive officers. The Committee has the overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Committee's primary objectives include serving as an independent and objective party to review such compensation plans, policies and programs.

Throughout this report, the individuals who served as the Company’s chief executive officer and chief financial officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table presented below in Item 11 of this report, are sometimes referred to in this report as the "named executive officers."

Compensation Philosophy and Objectives

The Compensation Committee believes that a well-designed compensation program should align the goals of the stockholders with the goals of the chief executive officer, and that a significant part of the executive's compensation, over the long term, should be dependent upon the value created for stockholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executive's individual performance in an effort to encourage increased individual contributions to the Company's performance. The compensation philosophy, as reflected in the Company's employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term stockholder value by:

• establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

• linking a portion of executives' compensation to the achievement of the Company's business plan by using measurements of the Company's operating results and stockholder return; and

• building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

        The Compensation Committee believes that each of the above factors is important when determining compensation levels. The Committee reviews and approves the employment contracts for the Chairman of the Board and the President, including performance goals and objectives.  The Committee annually evaluates performance of these executive officers in light of those goals and objectives. The Committee considers the Company's performance, relative stockholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to executive officers in prior years. To that end, the Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to those executives who meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company's executive officers. The president annually reviews the performance of the chief financial officer and then presents his conclusions and recommendations to the Committee with respect to base salary adjustments and annual cash bonus and stock option awards. The Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from the president.

Role of Grants of Stock Options in Compensation Analysis

The Committee views the grant of stock options as a form of long-term compensation.  The Committee believes that the grant of these options promotes the Company's goal of retaining key employees, and aligns the key employee's interests with those of the Company's stockholders from a long-term perspective.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company's currently employed executive officers is a party to an employment agreement.  These agreements provide for base salaries, bonuses and customary fringe benefits.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company's long-term success, the Committee has determined that the base salaries of executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the executive officers' performance and tenure and the Company's performance relative to its peer companies within the REIT sector.

Bonuses

In addition to the provisions for base salaries under the terms of our employment agreements, the president and the chief financial officer are entitled to receive annual cash bonuses for each calendar year during the term of the agreement, based on the achievement of certain performance goals set by the Committee.

In addition to its determination of the executive's individual performance levels for 2006, the Committee also compared the executive's total compensation for 2006 to that of similarly-situated personnel in the REIT industry.

Stock Options

The employment agreements also provide that certain executives are eligible for grants of stock options.

Perquisites and Other Personal Benefits

The Company's employment agreements provide the executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

The executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive and his spouse and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on such terms no less favorable than applicable to any other executive; use of an automobile; and, supplemental long-term disability insurance, at the Company's cost, as agreed to by the Company and the executive.  Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in “All Other Compensation” of the Summary Compensation Table provided below.

In addition, the executives' employment agreements each contain provisions relating to payments upon change in control events and severance upon termination for events other than without cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding these provisions is included in “Employment Contracts” provided below.

Evaluation

Mr. Eugene Landy is under an employment agreement with the Company.  His base compensation under his amended contract was increased in 2004 to $175,000 per year.  (The Summary Compensation Table for Mr. Eugene Landy shows a salary of $175,000 and $36,300 in director’s fees, legal fees and fringe benefits).

The Committee also reviewed the progress made by Mr. Samuel A. Landy, President, including funds from operations.  Mr. Samuel Landy is under an employment agreement with the Company.  His base compensation under this contract is $346,418 for 2006.  Mr. Samuel Landy also received bonuses totaling $63,513.  These bonuses were primarily based upon his meeting certain performance goals as outlined in his employment agreement.

Ms. Chew is under an employment agreement with the Company.  Her base compensation under this contract is $225,133 for 2006.  Ms. Chew also received bonuses totaling $23,659.  These bonuses were based on performance, recommended by the president and approved by the Committee.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

James E. Mitchell

Richard H. Molke

Eugene Rothenberg

Robert G. Sampson

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows compensation paid by the Company for services rendered during 2006, 2005 and 2004 to the Chairman of the Board, President and Vice President.  There were no other executive officers whose aggregate cash compensation exceeded $100,000:

Name and Principal Position	Year	Salary	Bonus	Option Awards (5)	All Other Compen-sation	Total

Eugene W. Landy	2006	$175,000	$ -0-	$ -0-	$36,300 (2)	$211,300
Chairman of the	2005	175,000	-0-	-0-	36,931 (2)	211,931
Board	2004	175,000	-0-	-0-	19,430 (1)	194,430

Samuel A. Landy	2006	346,418	63,513	69,318	25,600 (3)	504,849
President	2005	329,922	60,689	69,208	24,465 (3)	484,284
	2004	314,212	37,035	30,750	23,965 (3)	405,962

Anna T. Chew (4)	2006	225,133	23,659	15,000	25,969 (3)	289,761
Vice President	2005	214,412	20,247	12,600	25,470 (3)	272,729
	2004	194,920	17,497	12,900	24,268 (3)	249,585

Represents Director’s fees of $16,000 and fringe benefits.

(1)

Represents Director’s fees of $16,000, legal fees and fringe benefits.

(2)

Represents Director’s fees of $16,000, fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

(4)

Approximately 25% of her compensation is billed to Monmouth Real Estate Investment Corporation and Monmouth Capital Corporation, related companies.

(5)

These values were established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model for 2006, 2005 and 2004, respectively: expected volatility of 18.50%, 19.04% and 19.00%; risk-free interest rate of 4.63%, 4.01% and 3.89%; dividend yield of 6.33%, 6.35% and 6.06%; and expected life of the options of eight years. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

(6)

Michael P. Landy, the Company’s Vice President – Investments, is paid by Monmouth Capital Corporation, a related company.  Approximately $58,000 of his compensation cost is charged to the Company by Monmouth Capital Corporation.

GRANTS OF PLAN-BASED AWARDS

On August 14, 2003, the stockholders approved and ratified the Company’s 2003 Stock Option Plan (the 2003 Plan) authorizing the grant to officers and key employees of options to purchase up to 1,500,000 shares of common stock.  All options are exercisable one year from the date of grant.  The option price shall not be below the fair market value at date of grant.  If options granted under the 2003 Plan expire or terminate for any reason without having been exercised in full, the Shares subject to, but not delivered under, such options shall become available for additional option grants under the 2003 Plan.  This Plan replaced the Company’s 1994 Stock Option Plan which, pursuant to its terms, terminated December 31, 2003.  The outstanding options granted under this plan remain outstanding until exercised, forfeited or expired.

The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of stock options made during the year ended December 31, 2006:

Name	Grant Date	Number of Shares Underlying Options	Exercise Price of Option Award

Samuel A. Landy	01/09/06	44,200	$15.62
Samuel A. Landy	01/09/06	5,800	17.21
Anna T. Chew	07/21/06	10,000	15.15

(1)

These options expire 8 years from grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options outstanding at December 31, 2006:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options UnExercisable	Option Exercise Price	Option Expiration Date

Samuel A. Landy	25,000		12.95	01/04/10
Samuel A. Landy	25,000		16.92	08/18/11
Samuel A. Landy	25,000		18.62	01/16/12
Samuel A. Landy	6,400		17.19	02/01/13
Samuel A. Landy	43,600		15.62	02/01/13
Samuel A. Landy		5,800	17.21	01/09/14
Samuel A. Landy		44,200	15.62	01/09/14

Anna T. Chew	10,000		15.00	08/25/11
Anna T. Chew	10,000		13.05	07/06/12
Anna T. Chew	10,000		15.05	07/18/13
Anna T. Chew		10,000	15.15	07/21/14

OPTION EXERCISES

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options exercised during the year ended December 31, 2006:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise

Samuel A. Landy	25,000	$139,688
Anna T. Chew	4,000	$8,920

Employment Contracts

The Company has an Employment Agreement with Mr. Eugene W. Landy, Chairman of the Board.  Under this agreement, Mr. Landy received an annual base compensation of $150,000 (as amended) plus bonuses and customary fringe benefits, including health insurance, participation in the Company’s 401(k) Plan, stock options, five weeks’ vacation and use of an automobile.  Additionally, there may be bonuses voted by the Board of Directors.  The Employment Agreement is terminable by either party at any time subject to certain notice requirements.  On severance of employment by the Company, Mr. Landy will receive severance of $450,000, payable $150,000 on severance and $150,000 on the first and second anniversaries of severance.  In the event of disability, Mr. Landy’s compensation will continue for a period of three years, payable monthly.  On retirement, Mr. Landy will receive a pension of $50,000 a year for ten years, payable in monthly installments.  In the event of death, Mr. Landy’s designated beneficiary will receive $450,000, $100,000 thirty days after death and the balance one year after death.  The Employment Agreement automatically renews each year for successive one-year periods.  Effective January 1, 2004, this agreement was amended to increase Mr. Landy's annual base compensation to $175,000.  Additionally, Mr. Landy's pension benefit of $50,000 per year has been extended for an additional three years.

Effective January 1, 2005, the Company and Samuel A. Landy entered into a three-year Employment Agreement under which Mr. Samuel Landy receives an annual base salary of $329,922 for 2005, $346,418 for 2006 and $363,739 for 2007 plus bonuses and customary fringe benefits.  Bonuses are at the discretion of the Board of Directors and are based on certain guidelines.  Mr. Samuel Landy will also receive four weeks vacation, use of an automobile, and stock options for 50,000 shares in each year of the contract.  On severance by the Company, Mr. Samuel Landy is entitled to one year’s salary.  In the event of disability, Mr. Samuel Landy will receive lost wages from a disability insurance policy.  In the event a merger of the Company, sale or change of control, Mr. Landy shall have the right to extend and renew this Employment Agreement so   that the expiration date will be three years from the date of merger, sale or change of control.

Effective January 1, 2006, the Company and Anna T. Chew entered into a three-year Employment Agreement.  Ms. Chew will receive an annual base salary of $225,133 for 2006, plus bonuses and customary fringe benefits.  Each year Ms. Chew will receive a 5% increase in her base salary.  Ms. Chew will also receive four weeks vacation, use of an automobile, and stock options for 10,000 shares in each year of the contract.  On severance by the Company, Ms. Chew is entitled to an additional one year’s salary.  In the event of disability, Ms. Chew will receive lost wages from a disability insurance policy.  In the event of a merger of the Corporation, sale or change of control, Ms. Chew shall have the right to extend and renew this Employment Agreement so that the expiration date will be three years from the date of merger, sale or change of control.

Other Information

Except as provided in the specific agreements described above, the Company has no pension or other post-retirement plans in effect for Officers, Directors or employees.  The Company’s employees may elect to participate in the Company’s 401(k) Plan.

DIRECTOR COMPENSATION

The Directors receive a fee of $1,500 for each Board meeting attended, and an additional fixed annual fee of $10,000, payable $2,500 quarterly.   Directors appointed to house committees receive $150 for each meeting attended.  Those specific committees are Compensation Committee, Audit Committee, Nominating Committee and Stock Option Committee.

The following table sets forth a summary of director compensation for the fiscal year ended December 31, 2006:

	Fees Earned or Paid in Cash
Director	Annual Board Cash Retainer	Meeting Fees	Committee Fees	Total

Ernest Bencivenga - emeritus	$10,000	$6,000	$-0-	$16,000
Anna T. Chew	10,000	6,000	-0-	16,000
Charles Kaempffer - emeritus	10,000	6,000	600	16,600
Eugene W. Landy	10,000	6,000	-0-	16,000
Samuel A. Landy	10,000	6,000	-0-	16,000
James E. Mitchell	10,000	6,000	1,050	17,050
Richard H. Molke	10,000	6,000	1,050	17,050
Eugene Rothenberg	10,000	6,000	1,050	17,050
Robert G. Sampson	10,000	3,000	150	13,150

Total	$90,000	$51,000	$3,900	$144,900

(1)

Mr. Mitchell, Mr. Molke and Mr. Rothenberg are members of the audit committee and the nominating committee.  The Board has determined that Mr. Mitchell is considered an “audit committee financial expert” within the meaning of the rules of the SEC and is “financially sophisticated” within the meaning of the listing requirements of the American Stock Exchange.

(2)

Mr. Mitchell, Mr. Molke, Mr. Rothenberg and Mr. Sampson are members of the compensation committee.

(3)

Emeritus directors are retired directors who are not entitled to vote on board resolutions; however they receive directors’ fees for participation in the board meetings.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors adopted a written charter for the Audit Committee, as amended, which was included in the Company’s filing with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2005, and is available on the Company’s website www.umh.com.

The Company has an Audit Committee consisting of three “independent” Directors, as defined by the listing standards of the AMEX.  The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 1, “Independence Discussions with Audit Committees”, and have discussed with the registered public accounting firm the independence of the independent registered public accounting firm.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Fees

KPMG LLP (KPMG) served as the Company’s independent registered public accounting firm for the first quarter of fiscal 2005.  The following are the fees billed by KPMG in connection with services rendered:

	2006	2005

Audit Fees	$-0-	$14,500
Audit Related Fees	17,500	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-
Total Fees	$17,500	$14,500

Reznick Group (Reznick) served as the Company’s independent registered public accounting firm for the years ended December 31, 2006 and 2005.  The following are the fees billed by and accrued to Reznick in connection with services rendered:

	2006	2005

Audit Fees	$116,000	$108,200
Audit Related Fees	-0-	-0-
Tax Fees	44,000	41,800
All Other Fees	-0-	-0-
Total Fees	$160,000	$150,000

Audit fees include professional services rendered for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.  Audit fees also include services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities.  Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s principal independent registered public accounting firm.  The policy requires that all services provided by our principal independent registered public accounting firm to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Committee.  The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining KPMG and Reznick’s independence.

Audit Committee:

James E. Mitchell

Richard H. Molke

Eugene Rothenberg

COMPARATIVE STOCK PERFORMANCE

The line graph compares the total return of the Company’s common stock for the last five years to the NAREIT Composite (previously ALL REIT) Total Return Index published by the National Association of Real Estate Investment Trust (NAREIT) and to the S&P 500 Index for the same period.  The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices.  The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed.

350
300
250
200
150
100
50
0
DOLLARS
2001
2002
2003
2004
2005
2006
YEAR ENDED DECEMBER 31,
UMH PROPERTIES, INC.
NAREIT COMPOSITE
S & P 500

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company operates as part of a group of three public companies (all REITs) which includes the Company, Monmouth Real Estate Investment Corporation (MREIC) and Monmouth Capital Corporation (MCC), (collectively, the affiliated companies).  Some general and  administrative expenses are allocated among the affiliated companies based on use or services provided.  Allocations of salaries and benefits are made based on the amount of the employees’ time dedicated to each affiliated company.

There are two Directors of the Company who are also Directors and stockholders of MREIC, and there are four Directors of the Company who were also Directors and stockholders of MCC.  Stephen B. Wolgin, a nominee for Director, is also a Director of both MREIC and MCC.

Transactions with Monmouth Real Estate Investment Corporation

The Company has purchased shares of MREIC common stock primarily through MREIC’s Dividend Reinvestment and Stock Purchase Plan.  During 2004, the Company sold in the open market 745,250 shares of MREIC and recorded a gain on sale of $1,499,332.

Transactions with Monmouth Capital Corporation and Subsidiary

The Company has purchased shares of MCC common stock primarily through MCC’s Dividend Reinvestment and Stock Purchase Plan .

During 2003, the Company invested $1,000,000 in the convertible debenture private placement offering of MCC (the MCC 2003 Debenture).  The MCC 2003 Debenture pays interest at 8% and is convertible into 166,667 shares of common stock of MCC at any time prior to redemption or maturity.  The MCC 2003 debenture matures on October 23, 2013.

During 2005, the Company invested $5,000,000 in the convertible debenture private placement offering of MCC (the MCC 2005 Debenture).  The MCC 2005 Debenture pays interest at 8% and is convertible into 666,667 shares of common stock of MCC at any time prior to redemption or maturity.  The MCC 2005 convertible debenture matures on March 30, 2015.

During 2006, 2005 and 2004, the Company purchased from MCC at its cost, 1, 4 and 3 homes, respectively totaling $20,361, $79,305 and $64,824, respectively to be used as rental homes.

During 2005 and 2004, the Company financed/refinanced certain loans on sales made by MCC to third parties.  These loans are secured by manufactured homes.  The total amount financed amounted to $10,500 and $70,150 during 2005 and 2004, respectively.

Recent Developments Regarding Monmouth Real Estate Investment Corporation and Monmouth Capital Corporation

MREIC and MCC have announced a proposed strategic transaction to combine the two companies.  After the transaction is consummated, the combined company will operate under the name Monmouth Real Estate Investment Corporation and will continue as an equity real estate investment trust (REIT), owning interests in 55 industrial properties on long-term net-leases to investment grade tenants, as well as investments in REIT securities.

Following the merger, the combined company will remain headquartered in Freehold, New Jersey, and will be managed by the management team that currently manages both MREIC and MCC.

The definitive agreement provides that MCC will merge with a wholly-owned subsidiary of MREIC and each share of MCC’s common stock will be converted into an exchanged for the right to receive 0.655 shares of MREIC’s common stock.  MCC’s outstanding options and convertible debentures will remain outstanding and will become exercisable or convertible for MREIC’s common stock at adjusted strike prices and conversion prices, as applicable, that reflect the exchange ratio.  Based on the closing market prices as of March 23, 2007, the combined company would have an enterprise value of approximately $400.8 million.  Following consummation of the merger, MREIC’s stockholders will own approximately 84.5% and MCC’s stockholders will own approximately 15.5% of the combined company, assuming no conversion of MCC’s outstanding convertible debentures.

Other Matters

There is no family relationship between any of the Directors or executive officers of the Company, except that Samuel A. Landy and Michael P. Landy are the sons of Eugene W. Landy, the Chairman of the Board of the Company.

Eugene W. Landy and Samuel A. Landy are partners in the law firm of Landy & Landy, which firm, or its predecessor firms, have been retained by the Company as legal counsel since the formation of the Company, and which firm the Company proposes to retain as legal counsel for the current fiscal year.  The Company now uses outside counsel for most of the legal services required.  The New Jersey Supreme Court has ruled that the relationship of directors also serving as outside counsel is not per se improper, but the attorney should fully discuss the issue of conflict with the other directors and disclose it as part of the proxy statement so that stockholders can consider the conflict issue when voting for or against the attorney/director nominee.

The Company has employment agreements with certain executive officers, which in addition to base compensation, bonuses and fringe benefits, provides for specified retirement benefits.  The Company has accrued these benefits on a present value basis over the terms of the agreements.   Amounts accrued under these agreements were $647,058 and $697,058 at December 31, 2006 and 2005, respectively.

In August, 1999, the Company entered into a lease for its corporate offices.  The lease is for a five-year term at market rates with monthly lease payments of $12,000, plus its proportionate share of real estate taxes and common area maintenance. The lessor of the property is owned by certain officers and directors of the Company.  The lease payments and the resultant lease term commenced on May 1, 2000.  Approximately 50% of the monthly lease payment of $12,000, plus its proportionate share of real estate taxes and common area maintenance is reimbursed by other related entities utilizing the leased space (MREIC and MCC).  On May 1, 2005, the Company renewed this lease for an additional five-year term.  The monthly lease payment was increased to $15,000, plus its proportionate share of real estate taxes and common area maintenance.

COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Officers and Directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, Directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the judgment of the persons voting such proxies.  Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2006 (as filed with the Securities and Exchange Commission), including the financial statements and schedules thereto.  All such requests should be directed to UMH Properties, Inc., Attention:  Stockholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728.

STOCKHOLDER PROPOSALS

In order for Stockholder Proposals for the 2008 Annual Meeting of Stockholders to be eligible for inclusion in the Company’s 2008 Proxy Statement, they must be received by the Company at its office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728 not later than February 4, 2008.

BY ORDER OF THE BOARD OF DIRECTORS

Elizabeth Chiarella

           Secretary

Dated:  May 18, 2007

Important:  Stockholders can help the Directors avoid the necessity and expense of sending follow-up letters to insure a quorum by promptly returning the enclosed proxy.  The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.  You are earnestly requested to sign and return the enclosed proxy in order that the necessary quorum may be represented at the meeting.  The enclosed addressed envelope requires no postage and is for your convenience.

PROXY

          PROXY

UMH PROPERTIES, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Eugene W. Landy, Anna T. Chew, and Samuel A. Landy, and each or any of them, proxies of the undersigned, with full power of substitution, to vote in their discretion (subject to any direction indicated hereon) at the Annual Meeting of Shareholders to be held at the Company Office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, on Thursday, June 14, 2007, at 4:00 o’clock p.m., and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting.

(Continued and to be signed on the reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE /X/

1.

Election of Directors:

NOMINEES:

 FOR ALL NOMINEES

○  James E. Mitchell

○  Stephen B. Wolgin

WITHHOLD AUTHORITY

       FOR ALL NOMINEES

  FOR ALL EXCEPT

        (See instructions below)

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ●

(2)

Approval of the appointment of Reznick Group, P.C. as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.

FOR

__

AGAINST

__

ABSTAIN

__

(3)

Such other business as may be brought before the meeting or any adjournment thereof.  The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the meeting.

The Board of Directors recommends a vote FOR items (1) and (2), and all shares represented by this Proxy will be so voted unless otherwise indicated, in which case they will be voted as marked.

Receipt of Notice of Meeting and Proxy Statement is hereby acknowledged.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder _____________________________  Date _______________

Signature of Shareholder _____________________________  Date _______________

Note:  Please sign exactly as your name(s) appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

RETURN CARD TO:

American Stock Transfer and Trust Company

6201 15th Avenue

Brooklyn, New York  11219

Attention:  Operations Center